Exhibit 10.1

AMENDMENT TO
THE TEXAS-NEW MEXICO POWER COMPANY
EXCESS BENEFIT PLAN

The Texas New-Mexico Power Company (the “Employer”) hereby amends the Texas-New Mexico Power Company Excess Benefit Plan (the “Plan”), effective as of January 1, 2005, as follows:
1. The purpose of this Amendment is to close the Plan to new Participants and to terminate the participation of any Participant who was actively employed by the Employer on January 1, 2005 (the “Non-Grandfathered Participants”). This Amendment shall not apply to or have any impact on any Participant whose employment with the Employer was terminated on or before December 31, 2004 (the “Grandfathered Participants”).
2. Article III, Eligibility and Participation, is hereby amended by adding the following paragraphs to the end thereof:
No employee may enter the Plan on or after January 1, 2005. Participation in the Plan is expressly limited to individuals who became Participants prior to January 1, 2005.

In addition, the participation of any Participant who was actively employed by the Company on January 1, 2005 (a “Non-Grandfathered Participant”) is hereby terminated, effective immediately.

3. Article VI, Payment of Benefits, is hereby amended by adding the following paragraph to the end thereof:
The benefit payable to any Non-Grandfathered Participant pursuant to Article V shall be paid as soon as possible following the earlier of (i) the Participant’s termination of employment or (ii) November 1, 2005, and in any event no later than December 31, 2005. All payments to Non-Grandfathered Participants shall be in the form of a single lump sum equal to the actuarial equivalent of the Participant’s Excess Pension Plan Benefit. The actuarial equivalent of a Non-Grandfathered Participant’s Excess Pension Plan Benefit shall be calculated by using the 30-year U.S. Treasury bond rate for the second month preceding the anticipated date of the distribution and the 1994 GAR Mortality Table. The actuarial equivalency determination shall be made by an actuary selected by the Committee, whose determination shall be binding and conclusive on all parties.

4. Distributions have been made during 2005 to Non-Grandfathered Participants who terminated employment between January 1, 2005 and the date of adoption of this Amendment. Such distributions have been made in anticipation of the adoption of this Amendment and shall be deemed to have been made due to the termination of such Participants’ participation in this Plan rather than such Participants’ termination of employment.
5. In terminating the participation of the Non-Grandfathered Participants, the Company does not intend to decrease the value of any Participant’s or Beneficiary’s benefit under the Plan as calculated prior to the effective date of the termination.
6. The purpose of this Amendment is to provide the Employer and the Non-Grandfathered Participants with the relief available under Q&A 20(a) of IRS Notice 2005-1. This Amendment shall be interpreted in a manner consistent with that intention.

7. This Amendment shall not have any impact on the benefits payable to, and shall not amend the Plan in any way with respect to, Grandfathered Participants.
8. Except as otherwise provided in this Amendment, any capitalized terms used in this Amendment shall be ascribed the meanings assigned to them in the Plan document.
IN WITNESS WHEREOF, the Company has caused this Amendment to be executed by its duly authorized officer on this 13th day of December, 2005.

TEXAS-NEW MEXICO POWER COMPANY

By /s/ W.D. Hobbs
Its President and Chief Executive Officer